As filed with the Securities and Exchange Commission on December 30, 2016

Registration No. 333-32516

Registration No. 333-106411

Registration No. 333-128445

Registration No. 333-146330

Registration No. 333-153369

Registration No. 333-155668

Registration No. 333-168428

Registration No. 333-170801

Registration No. 333-182899

Registration No. 333-209772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive office, including zip code)

ARCONIC BARGAINING RETIREMENT SAVINGS PLAN

ARCONIC SALARIED RETIREMENT SAVINGS PLAN

ARCONIC HOURLY NON-BARGAINING RETIREMENT SAVINGS PLAN

ARCONIC FASTENER SYSTEMS AND RINGS RETIREMENT SAVINGS PLAN

ARCONIC RETIREMENT SAVINGS PLAN FOR ATEP BARGAINING EMPLOYEES

RETIREMENT SAVINGS PLAN FOR HOURLY EMPLOYEES OF ALCOA USA CORP.

RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES OF ALCOA USA CORP.

(Full Title of Plans)

Katherine H. Ramundo

Executive Vice President, Chief Legal Officer and Secretary

390 Park Avenue,

New York, New York 10022-4608

(212) 836-2656

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (in this Explanatory Note, the “Amendment”) incorporates by reference the contents of the Registration Statements on Form S-8 filed by Arconic Inc. (formerly known as Alcoa Inc.) (“Arconic”) with the Securities and Exchange Commission on the following dates:

•	March 15, 2000 (File No. 333-32516)

•	June 24, 2003 (File No. 333-106411)

•	September 20, 2005 (File No. 333-128445)

•	September 26, 2007 (File No. 333-146330)

•	September 8, 2008 (File No. 333-153369)

•	November 25, 2008 (File No. 333-155668)

•	July 30, 2010 (File No. 333-168428)

•	November 23, 2010 (File No. 333-170801)

•	July 27, 2012 (File No. 333-182899)

•	February 26, 2016 (File No. 333-209772)

each as amended from time to time (collectively, the “Registration Statements”).

This Amendment constitutes Post-Effective Amendment No. 9 to Registration Statement Nos. 333-32516 and 333-106411; Post-Effective Amendment No. 4 to Registration Statement Nos. 333-128445, 333-146330, 333-153369, 333-155668 and 333-168428; Post-Effective Amendment No. 3 to Registration Statement Nos. 333-170801 and 333-182899; and Post-Effective Amendment No. 2 to Registration Statement No. 333-209772.

On November 1, 2016, Arconic completed the separation of its business into two independent, publicly traded companies (Separation) – Arconic and Alcoa Corporation (formerly known as Alcoa Upstream Corporation). As a result of the Separation, the offering of Arconic common stock, par value $1.00 per share (“Common Stock”) and plan interests under each of the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp. and the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. (together, the “Alcoa Corp. Plans”) has terminated.

This Amendment to the Registration Statements is being filed for the purpose of (i) deleting the Alcoa Corp. Plans from the Registration Statements, (ii) adding the Arconic Retirement Savings Plan for ATEP Bargaining Employees (the “ATEP Plan”) to the Registration Statements and offering Common Stock and plan interests to participating employees of RTI International Metals, Inc. and its subsidiaries under the ATEP Plan, (iii) reallocating to the ATEP Plan 125,000 shares of Common Stock that were previously allocated to the Alcoa Corp. Plans and (iv) reallocating to each of the Arconic Hourly Non-Bargaining Retirement Savings Plan and the Arconic Fastener Systems and Rings Retirement Savings Plan, 252,640 shares of Common Stock that were previously allocated to the Alcoa Corp. Plans.

With this filing, the aggregate amount of shares of Common Stock originally registered on the Registration Statements, adjusted for the 1 for 3 reverse stock split of Arconic’s outstanding and authorized shares of Common Stock in October 2016, is allocated among the plans as shown:

Plan Name	Shares
Bargaining Savings Plan	16,705,000
Salaried Savings Plan	31,225,893
Hourly Non-Bargaining Savings Plan	5,459,307
Fastener Systems and Rings Savings Plan	2,652,640
ATEP Plan	125,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows Arconic to “incorporate by reference” in the Registration Statements the information in the documents that it files with the SEC, which means that Arconic can disclose important information to you by referring you to those documents. The information incorporated by reference in the Registration Statements is considered to be a part of the Registration Statements, and information in documents that Arconic files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in the Registration Statements. Arconic incorporates by reference in the Registration Statements the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Amendment and prior to the filing of a post-effective amendment to the Registration Statements which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, except that Arconic is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•	Arconic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”);

•	Arconic’s Quarterly Reports on Form 10-Q filed since the end of the fiscal year covered by the Annual Report;

•	Arconic’s Current Reports on Form 8-K filed since the end of the fiscal year covered by the Annual Report; and

•	The description of Common Stock contained in Arconic’s Registration Statement on Form S-3A (File No. 333-201055), filed January 14, 2015.

Arconic will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Arconic Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2758

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock to be issued in connection with the plans covered by the Registration Statements will be passed upon by Thomas F. Seligson, Esq., Counsel of Arconic. Mr. Seligson is paid a salary by Arconic, is a participant in various benefit plans offered by Arconic to employees of Arconic generally and beneficially owns, or has rights to acquire, an aggregate of less than 1% of Arconic’s outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Arconic has purchased a directors and officers liability insurance policy with an aggregate limit of $500 million for liability of directors and officers. The insurance also includes within that limit $200 million of coverage, subject to a deductible, for reimbursement to Arconic for indemnification provided to directors and officers. The policy has an expiration date of November 1, 2017 and provides liability insurance and reimbursement coverage for Arconic, and its directors and officers that is permitted by the laws of Pennsylvania.

Article V of the By-Laws of Arconic provides that Arconic shall indemnify, under specified circumstances, where not prohibited by law, persons who were or are directors, officers or employees of Arconic or who served or serve other business entities at the request of Arconic. Under these By-Law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or another disinterested person selected by the board of directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Arconic, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by Arconic if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

The foregoing By-Law provisions generally parallel Sections 1741 and 1745 of the Pennsylvania Business Corporation Law (“PBCL”). Section 1746 and the By-Laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 1746 of the PBCL and the By-Laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1713 of the PBCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director’s responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

Arconic’s Articles of Incorporation and By-Laws were amended by the shareholders to implement the increased protections made available to directors under the PBCL as described in the preceding paragraph. Article VIII of the By-Laws provides that, except as prohibited by law, every director of Arconic shall be entitled as of right to be indemnified by Arconic for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of Arconic. Expenses incurred with respect to any claim may be advanced by Arconic, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. Arconic has entered into such an indemnity agreement with each of its current directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Amendment (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit Number	Description

4	Arconic Retirement Savings Plan for ATEP Bargaining Employees

5	Opinion of Thomas F. Seligson, Counsel of Arconic.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included as part of Exhibit 5).

24	Power of Attorney of certain directors of Arconic (incorporated by reference to Exhibit 24 to Arconic’s Annual Report on Form 10-K for the year ended December 31, 2015).

Item 9. Undertakings.

Incorporated by reference to the Registration Statements.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 30th day of December, 2016.

ARCONIC INC. (Registrant)

By	/S/ Paul Myron
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Klaus Kleinfeld	Chairman and Chief Executive Officer; Director	December 30, 2016
Klaus Kleinfeld	(Principal Executive Officer)

/S/ Ken Giacobbe	Executive Vice President and Chief Financial Officer	December 30, 2016
Ken Giacobbe	(Principal Financial Officer)

/S/ Paul Myron	Vice President and Controller	December 30, 2016
Paul Myron	(Principal Accounting Officer)

Arthur D. Collins, Jr., Sean O. Mahoney, E. Stanley O’Neal, John C. Plant, L. Rafael Reif, Patricia F. Russo, Ulrich R. Schmidt, Sir Martin Sorrell and Ratan N. Tata, , each as a Director, on December 30, 2016, by Peter Hong, their attorney-in-fact.

/S/ Peter Hong
Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the plans covered by the Registration Statements) have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 30, 2016.

Arconic Bargaining Retirement Savings Plan

Arconic Salaried Retirement Savings Plan

Arconic Hourly Non-Bargaining Retirement Savings Plan

Arconic Fastener Systems and Rings Retirement Savings Plan

Arconic Retirement Savings Plan for ATEP Bargaining Employees

By:	/S/ Ken Giacobbe
Ken Giacobbe, Member, Arconic Inc. Benefits Management Committee

By:	/S/ Peter Hong
Peter Hong, Member, Arconic Inc. Benefits Management Committee

By:	/S/ Vas Nair
Vas Nair, Member, Arconic Inc. Benefits Management Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4	Arconic Retirement Savings Plan for ATEP Bargaining Employees

5	Opinion of Thomas F. Seligson, Counsel of Arconic.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included as part of Exhibit 5).

24	Power of Attorney of certain directors of Arconic (incorporated by reference to Exhibit 24 to Arconic’s Annual Report on Form 10-K for the year ended December 31, 2015).